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                                                                      EXHIBIT 16

[LOGO] Peat Marwick LLP

         100 North Tampa Street, Suite 2400
         Tampa, FL 33602



July 16, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PowerCerv Corporation and, under date of January 26, 1998, except with respect to notes 9(c) and 10(c) which were as of February 25, 1998, we reported on the consolidated financial statements of PowerCerv Corporation and subsidiary as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997. Our report contained a paragraph which indicated that "as discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1995."

On July 7, 1998, our appointment as principal accountants was terminated. We have read PowerCerv Corporation's statements included under Item 4 of its Form 8-K dated July 14, 1998, and we agree with such statements, except that:

1. Our report dated January 26, 1998, except with respect to notes 9(c) and 10(c) which were as of February 25, 1998, was modified, as to accounting principle, to indicate that "as discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1995."

2. We are not in a position to agree or disagree with PowerCerv Corporation's statements that:

         a. Effective July 14, 1998 the registrant, PowerCerv Corporation (the "Company"), appointed Ernst & Young LLP as its independent accountant for the remainder of 1998;

         b. The Company's change of accountants was approved by the Company's board of directors at its meeting held on June 2, 1998;

         c. During the past two fiscal years and the subsequent interim period preceding the engagement by the Company of Ernst & Young LLP as its independent accountants, the Company did not consult Ernst & Young LLP regarding any matters of the type set forth in item 304(a)(2) of Regulation S-K.


Very truly yours,

/s/ KPMG Peat Marwick LLP